Exhibit (28)

                  UJB FINANCIAL TO ACQUIRE BANCORP NEW JERSEY

Princeton, New Jersey, January 19, 1995....UJB Financial Corp. (NYSE: UJB), a
Princeton-based $15.4 billion bank holding company, and Bancorp New Jersey, Inc. (OTC, NASDAQ: BCNJ), headquartered in Somerville, New Jersey, announced today that they have entered into a definitive merger agreement under which UJB Financial will acquire Bancorp for a combination of cash and stock.

Bancorp, a bank holding company with $471 million in assets as of September 30, 1994, operates New Jersey Savings Bank with twelve retail offices - nine in Somerset County, two in Hunterdon County, and one in Mercer County. Bancorp has $416 million in deposits in more than 42,000 accounts.

With this acquisition, UJB Financial will nearly double its deposits in Somerset County, moving up to second place in market share. The merger with Bancorp will also gain UJB Financial entry into Hunterdon County. UJB Financial already ranks second in market share in Mercer County. In the latest per capita income rankings by county, Somerset County ranked 5th in the nation and Hunterdon ranked 15th.

In commenting on the Bancorp acquisition, UJB Financial Chairman, President and CEO T. Joseph Semrod said, "Bancorp is located in one of the fastest growing areas in the state. Their strong retail customer base perfectly complements our existing branch network, and gives us additional market share in a very dynamic and diversified part of the state."

Mr. Semrod continued," UJB Financial has expressed the desire to continue to seek opportunities in New Jersey and eastern Pennsylvania that will further strengthen our operation, and the acquisition of Bancorp perfectly fits our strategy for an in-market franchise."

Bancorp Chairman, President and CEO Beatrice D'Agostino responded, "While Bancorp has a long history of service to the community, tracing our roots back to 1871, UJB Financial is also an organization that is well known and respected in our market area. We are very confident that UJB Financial has the resources to continue our commitment to the communities we serve and will provide additional innovative products and services to our customers."

Under the terms of the agreement, each Bancorp common share will be converted into either $43.10 in cash or between 1.5441 and 1.8872 shares of UJB Financial common stock. The exact ratio will be determined based upon the average price of UJB Financial common stock over a pricing period prior to closing.*

The agreement calls for 60 percent of the Bancorp shares to be exchanged for UJB Financial common stock and 40 percent of the Bancorp shares to be exchanged for cash. Bancorp shareholders will have the option of selecting either cash or shares of UJB Financial common stock, subject to an allocation to meet that ratio.
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Based on the $24.875 closing price of UJB Financial common stock as of January
19, 1995 and the amount of Bancorp common shares outstanding as of September 30, 1994, the transaction has a total value of $88.9 million. This price would be equivalent to 1.79 times Bancorp's book value.

The transaction is expected to close in the third quarter of 1995 and is subject to the approval of Bancorp shareholders, regulatory authorities, and the market price of UJB Financial stock at the time the exchange ratio is determined.

UJB Financial is among the largest bank holding companies in the nation and has 270 banking offices in New Jersey and eastern Pennsylvania. Its major lines of business include wholesale lending, retail banking, mortgage banking and investment management. These lines of business offer a wide range of financial services to individuals, businesses, not-for-profit organizations, government entities and other financial institutions.

ADDITIONAL PRICING INFORMATION

* Under the terms of the agreement, approved by the directors of both companies, each Bancorp common share would be exchanged for either $43.10 cash or UJB Financial common stock under the following formula: Assuming that the average price of UJB Financial common stock over a pricing period prior to closing is between $22.8375 and $27.9125, the exchange ratio would be $43.10 divided by the average price.

If the average price is greater than $27.9125, the exchange ratio would be fixed at 1.5441 of a common share of UJB Financial for each Bancorp share. If the average price falls between $20.90 and $22.8375, the exchange ratio would be
1.8872. However, if the average price falls below $20.90, Bancorp may terminate the merger agreement unless UJB Financial elects to increase the exchange ratio to $39.44 divided by the average price.


At UJB Financial: Media Contact:  C. Scott Rombach, VP, Corporate
Communications, (609) 987-3350, Analysts/Investors Contact: Kerry K. Calaiaro, VP, Investor Relations, (609) 987-3226


At Bancorp New Jersey: Beatrice D'Agostino, Chairman and President,
(908) 722-0600

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